AMENDMENT TO

FUND PARTICIPATION AGREEMENT

THIS AMENDMENT (“Amendment”) amends the Fund Participation Agreement dated July 26, 2005 (together with any prior amendments thereto, the “Agreement”) which is hereby incorporated by reference, and is made as of the Amendment Effective Date of August 11, 2020 by and between AXA EQUITABLE LIFE INSURANCE COMPANY (the “Company”); JANUS ASPEN SERIES (the “Trust”).

WHEREAS, the Company and the Trust desire to amend the Agreement by the addition of a Confidentiality Section under Article IX

WHEREAS, on or prior to June 15, 2020, Company changed its registered name from AXA Equitable Life Insurance Company to Equitable Financial Life Insurance Company.

NOW, THEREFORE, in consideration of the Agreement and the mutual covenants contained herein, the parties hereto agree as follows:

1.	Article IX is hereby incorporated into the Agreement as follows:

ARTICLE IX - CONFIDENTIALITY.

9.1 Defined. As used herein, “Confidential Information” will mean information or materials about the disclosing party (“Disclosing Party”) or any of its affiliates that is disclosed to the receiving party (“Receiving Party”) or any of its affiliates, whether or not proprietary to the Disclosing Party, and or whether disclosed intentionally by or acquired unintentionally from the Disclosing Party, any affiliate, any of its other service providers, agents or representatives or any director, officer or employee of any of the foregoing, whether in written, electronic, visual or oral form, regardless of how transmitted, and whether or not marked “confidential” or “proprietary”, including, without limitation information concerning past, present or prospective services, systems, customers, books and/or records, business affairs and/or relationships, business plans, trade secrets, methods of operations, distribution and/or marketing strategies and/or procedures or other internal matters. Confidential Information also includes any personal, financial or identifying information of an individual person including, without limitation, any past, present or prospective individuals who are customers, of the Disclosing Party, and including such information as name, address, telephone numbers, sex, age, social security number, account number, employment, credit standing, and any list, description or other grouping directly or indirectly derived in whole or part therefrom (“Personal Information”) and information, directly or indirectly, derived by or on behalf of the Receiving Party from the Confidential Information using the Confidential Information exclusively or combined with other information, and information obtained by the Receiving Party from third parties to expand upon, support or elucidate the Confidential Information and summaries and analyses of or involving the Disclosing Party’s Confidential Information.

9.2 Obligations. The Receiving Party will exercise at least the same degree of care with respect to the Disclosing Party’s Confidential Information that the Receiving Party exercises to protect its own Confidential Information, but in no event shall the Receiving Party use less than reasonable care. The Receiving Party will only use or reproduce the Disclosing Party’s Confidential Information to the extent necessary to enable the Receiving Party to perform its duties and to fulfill its obligations under the Agreement. Further, the Receiving Party may disclose the Disclosing Party’s Confidential Information to its’ and its affiliates’ directors, officers, and/or employees of Receiving Party who have a need to know such information (and only to the extent necessary) in order to fulfill the purposes contemplated by the Agreement (“Qualified Staff Persons”), provided that Receiving Party has first informed such Qualified Staff Persons of the confidential nature of the Confidential Information, and remains liable at all times for the acts or omissions of its Qualified Staff Persons as it relates to the Confidential Information. Further, the Company and the Trust will have the right to provide this Agreement, to an affiliate(s). Notwithstanding anything to the contrary contained in this Agreement, Confidential Information shall not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Recipient or any Qualified Staff in violation of this Agreement, (ii) was available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party prior to the date hereof, (iii) becomes available to the Receiving Party subsequent to the date hereof from a third party who, to the Receiving Party’s knowledge, is lawfully in possession of such information and which information is not known by Receiving Party to be subject to any confidentiality agreements with Disclosing Party, or (iv) as shown by Receiving Party’s written records, is independently developed by the Receiving Party without use of or reference to the Confidential Information.

9.3 Nondisclosure. Receiving Party shall not disclose Confidential Information to any other person, including without limitation any of its subsidiaries, affiliates, authorized subcontractors or other agents or representatives. Notwithstanding the foregoing, Receiving Party may disclose Confidential Information to any such aforementioned persons who have a need to know such information in order to enable the Receiving Party to perform its duties and to fulfill its obligations under the Agreement. Receiving Party shall notify each such person of the confidential nature of the Confidential Information, and remain liable at all times for the acts or omissions, by such person as it relates to the Confidential Information. Any breach of confidentiality by such person shall be deemed to be a breach by the Receiving Party of Receiving Party’s obligations hereunder.

9.4 Information Security Program. The Trust and the Company warrant and represents to each other, that it has adopted and implemented, and covenants that it will maintain, a comprehensive information security program (“The Trust’s Information Security Program”) incorporating administrative, technical, and physical safeguards (a) to ensure the confidentiality of Personal Information in its possession or control; (b) to protect against any anticipated threats or hazards to the security or integrity of Personal Information; (c) to protect against unauthorized access to or use of Personal Information, including without limitation programs to train its personnel and agents in safeguarding the same, (d) to prevent the loss, destruction or alteration of the Confidential Information, and (e) to destroy all electronic and hard-copy materials containing the Confidential Information which the Receiving Party is permitted or required to destroy hereunder, and pursuant to Receiving Party’s bona fide document retention policy, or as required by law.

9.5 Reviews. The Trust and the Company shall regularly audit and review their own Information Security Programs to ensure continued effectiveness to safeguard the Personal Information received by the Receiving Party, as required herein and determine whether adjustments are necessary in light of circumstances including, without limitation, changes in technology, information systems, new or revised regulations, industry best practices or changing threats or hazards to the Company’s Personal Information. The Trust and the Company shall promptly answer reasonable inquiries from the other party about its Information Security Programs and provide the other party, on written request, with a written summary of its current data security policies and procedures relating to its Information Security Programs and a summary of any modifications, additions and/or amendments thereto, as the other party may from time to time reasonably request.

9.6 Incident Management. The Trust shall:

a.

Provide the Company with contact information for the Trust’s Security Team, which is ITsecurity@janushenderson.com and the Data Privacy Team, which is privacy@janushenderson.com that shall serve as the Company’s primary security contacts, and as contacts in resolving obligations associated with a security breach.

b.

Notify the Company of a security breach as soon as practicable, once the Trust becomes aware of any such breach but in no event later than in the time required by applicable state and federal laws and regulations; and

c.

Notify the Company’s Chief Privacy Officer of any security breaches or unauthorized data exposures by e-mailing the Company with a read receipt at privacyoffice@equitable.com, and with a copy by e-mail to the Trust’s primary business contact within the Company.

9.7 Mitigation. The Trust and the Company understand and acknowledges that any security breach of Personal Information may impose obligations on the Disclosing Party to notify affected individuals as well as regulators of such security breach and take steps, among others, to mitigate any adverse impact or other harm to its customers and/or prospective customers arising from such security breach. The Trust and Company agree to reasonably cooperate with and assist the other party in meeting all such obligations.

9.8 Nonconfidential Information. Notwithstanding anything to the contrary herein, Receiving Party shall have no obligation to preserve the confidentiality of any Confidential Information which:

(1)     is or becomes publicly known (other than through unauthorized disclosure by the Disclosing Party) and is available to Receiving Party without use of or reference to any of Disclosing Party’s Confidential Information;

(2)     at the time of disclosure to Receiving Party, is already in the possession of or known to Receiving Party and is available to Receiving Party without use of or reference to any of Disclosing Party’s Confidential Information and, to Receiving Party’s knowledge, is not subject to any other confidentiality undertaking;

(3)     is disclosed to Receiving Party by any person or entity other than Disclosing Party and is available to Receiving Party without use of or reference to any of Disclosing Party’s Confidential Information and, to Receiving Party’s knowledge, is not subject to any other confidentiality undertaking; or

(4)     is developed by Receiving Party without use of or reference to any Confidential Information or any other information subject to a confidentiality undertaking.

The foregoing exceptions shall not apply to Personal Information.

9.9 Government Disclosures. In the event that Receiving Party becomes legally compelled by a court of competent jurisdiction or by a governmental body to disclose any Confidential Information, Receiving Party will, to the extent permitted by law, give Disclosing Party prompt written notice of such requirement, together with a copy of such demand, to enable Disclosing Party to seek a protective order or other remedy. In the event that Disclosing Party elects not to seek or is unable to obtain a protective order or other remedy, Receiving Party will only disclose that portion of the Disclosing Party’s Confidential Information which it is advised by its legal counsel is legally required to be disclosed and will make reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.

9.10 Return of Confidential Information. Except as otherwise expressly provided in this Agreement, upon Disclosing Party’s written request, Receiving Party will, and will cause all others in possession to, return to Disclosing Party (or such third party or Parties as Disclosing Party may designate in writing) or, destroy all documents and materials (and all copies thereof) containing Confidential Information, whether in hardcopy, electronic form or otherwise, promptly following termination of this Agreement, with or without cause. The Receiving Party will certify in writing that it has fully complied with its obligations under this Section within seven (7) days after its receipt of such written request from the Disclosing Party. Notwithstanding anything to the contrary contained herein, (i) Receiving Party may retain, subject to the terms of this Amendment, copies of the Confidential Information as required for compliance with laws or regulations applicable to Receiving Party, or pursuant to a bona fide document retention policy; and (ii) Receiving Party shall not be required to delete Confidential Information held electronically in archive or back-up systems. Out of an abundance of clarity, any such retained Confidential Information shall remain subject to the confidentiality and non-use obligations set forth in this Agreement.

9.11 Third-Party Suppliers, Sub-contractors, Sub-servicers and/or Hosting Providers:

The Trust warrants and represents that it will ensure its third-party suppliers, sub-contractors, sub-servicers and/or Hosting provider adhere to the Trust’s obligation of ensuring its continued effectiveness to safeguard the Company Confidential Information and maintenance of a comprehensive security program, including incorporation of administrative, technical and physical safeguards as detailed in the Information Security Program Section. The Trust shall regularly audit and review its third-party suppliers, sub-contractors, sub-servicer and/or hosting providers’ controls to ensure effectiveness of their internal control environment, including the design and implementation of their programs to reasonably prevent a cyber breach or fraud. This includes but is not limited to the review of their application and/or infrastructure security, penetration test reviews, access controls & management (e.g. use of Multi-Factor Authentication), data protection (e.g. encryption at rest and in-transit), incident response, change management, logging, monitoring and reporting.

9.12 Survival: The provisions of this Article shall survive the termination of this Agreement.

The remaining terms and conditions of the Agreement not modified herein shall remain in full force and effect.

This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute only one instrument.

This Amendment and the provisions herein contained shall be binding upon and inure to the benefit of the Trust and the Company and their respective successors and assigns.

Signature Blocks on Following Page

IN WITNESS WHEREOF, the parties hereto have signed this Amendment.

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY:		JANUS ASPEN SERIES:

By:		By:

Name:	Kenneth Kozlowski	Name:	Byron Hittle
Title:	Managing director	Title:	Interim Vice President & Secretary
Date Signed:	8/20/2020 | 3:39 PM EDT	Date Signed:	August 11, 2020 | 13:24 MDT